EXHIBIT 99.1

MARGO CARIBE, INC.

PRESS RELEASE

NASDAQ SYMBOL: MRGO

FOR IMMEDIATE RELEASE	CONTACTS:	José R. Vázquez
Chief Financial Officer

	Telephone:	(787) 883-2570 x. 1041

MARGO ANNOUNCES RECEIPT OF NOTICE OF ADDITIONAL
STAFF DETERMINATION FROM NASDAQ

Vega Alta, Puerto Rico, August 23, 2006 - Margo Caribe, Inc. (NASDAQ: MRGO) today announced that, on August 17, 2006, the Company received a notification from The Nasdaq Stock Market Listing Qualifications Department stating the Company was not in compliance with the reporting requirements for continued listing of the Company’s common stock, par value $.001 per share (the “Common Stock”), set forth in Nasdaq Marketplace Rule 4310(c)(14) because of the Company’s failure to timely file its quarterly report on Form 10-QSB for the period ended June 30, 2006. The Company had previously received notifications from the Listing Qualifications Department as a result of the Company’s failure to file its annual report on Form 10-KSB for the fiscal year ended December 31, 2005 and its quarterly report on Form 10-QSB for the quarter ended March 31, 2006.

As previously announced, on August 9, 2006, the Company received notice from The Nasdaq Stock Market that a Nasdaq Listing Qualifications Panel (the “Panel”) had extended to August 31, 2006 and September 30, 2006 the deadlines for the Company to come into full compliance with Nasdaq Marketplace Rule 4310(c)(14). The Panel’s decision to continue the listing of the Company’s Common Stock on Nasdaq is subject to the Company filing its annual report on Form 10-KSB for the year ended December 31, 2005 and the quarterly report on Form 10-QSB for the fiscal quarter ended March 31, 2006, on or before August 31, 2006 and September 30, 2006, respectively.

The Company has requested that that the Panel also extends the deadline by which the Company must file its quarterly report on Form 10-QSB for the second quarter of 2006 until October 30, 2006. If such an extension is not granted or if the Company is unable to comply with the deadlines established by the Panel for the Company to come into full compliance with Nasdaq Marketplace Rule 4310(c)(14), the Company’s common stock could be subject to delisting from Nasdaq.

About Margo Caribe

Margo Caribe, Inc. is currently engaged in the business of growing and distributing a wide range of both indoor and outdoor tropical foliage and flowering plants in Puerto Rico and the northeast Caribbean. The Company is also engaged in the sale and manufacturing of lawn and garden products throughout Puerto Rico, the northeast Caribbean and the Southeast United States. In addition, the Company is in the process of securing permits for a residential project in Arecibo, Puerto Rico.

Forward-Looking Statements

This press release contains certain “forward looking statements” concerning Margo Caribe’s economic future performance. The words “expect,” “anticipate,” “hope” and similar expressions are meant to identify “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.

Margo Caribe cautions readers not to place undue reliance on any such “forward looking statements,” which speak only as of the date made and to advise readers that various factors, including regional and national economic conditions, natural disasters, competitive and regulatory factors, and legislative changes, could affect Margo Caribe’s financial performance and could cause Margo Caribe’s actual results for the future periods to differ materially from those anticipated or projected.

Margo Caribe does not undertake and specifically disclaims any obligation to update any “forward looking statements” to reflect occurrences or unanticipated events or circumstances after the date of such statements.